Exhibit 10.1

STRICTLY CONFIDENTIAL

March 15, 2023

Mr. John D. Williams

c/o Domtar Offices

Fort Mill, S.C.

Re:     Senior Advisor Services Agreement

Dear John,

As you know, you are currently employed as the President and Chief Executive Officer of Domtar Corporation, a Delaware corporation (the “Company” or “Domtar”), a wholly-owned subsidiary of Paper Excellence Group (“Paper Excellence”), pursuant to the Second Amended and Restated Employment Agreement between you and Domtar signed on November 18, 2021 (the “2021 Agreement”) attached hereto as Exhibit A. The term of the 2021 Agreement is scheduled to end on June 30, 2023.

The purpose of this Senior Advisor Services Agreement (the “2023 Agreement”) is to document our mutual agreement about your continued employment with Domtar following June 30, 2023 as a Senior Advisor to Jackson Wijaya, the founder of Paper Excellence (the “Founder”). Please note that except as otherwise provided herein, capitalized terms are defined by reference to the 2021 Agreement.

1. Employment.

(a) Senior Advisor Role. Effective on July 1, 2023, you will transition into the non-executive, temporary employee role of Senior Advisor to the Company and the Founder. In this role you will be expected to work two weeks per month. You will be responsible for supporting the Company’s leadership transition to a new President and Chief Executive Officer, and you shall perform related tasks commensurate with your position as Senior Advisor and former Chief Executive Officer, as may be reasonably requested of you by the Founder, to whom you will directly report. You will retain access to your email address, your executive assistant, and the Company’s information technology support team.

(b) Third Party Service. In your new role, you may continue your service on the corporate, civic, and charitable boards and committees upon which you currently serve, as set forth in Exhibit B hereto, provided that such service (individually or in the aggregate) does not materially interfere with the performance of your duties and responsibilities hereunder. During the Term (as defined below), you agree that you will not engage in any additional paid service with a third party, whether as an employee, director, consultant, or otherwise, without the prior written approval of the Founder.

2. Location. You may choose to perform your duties either remotely or at any Company office, as you determine. The role can be performed remotely, and Employee is expected to primarily work within the U.S. aside from periodic business travel outside the U.S. However, from time to time you may be required to travel to other locations at the request of the Founder to fulfill your responsibilities, including locations in Europe, South America, and Asia.

3. Term. The term of employment under this 2023 Agreement shall be for the three-year period beginning on July 1, 2023 and ending on June 30, 2026 (the “Term”), subject to termination in accordance with the provisions of paragraph 8 below.

4. Compensation.

(a) Base Salary. During the Term, you will receive a base salary at the rate of USD $2,000,000 per year, payable in accordance with the Company’s regular payroll practices for U.S. employees (the “Base Salary”).

(b) Annual Incentive Bonus. You will remain eligible to participate in the Domtar Corporation Annual Incentive Plan, as set forth in the 2021 Agreement, for calendar year 2023. Effective January 1, 2024, you will be eligible to receive an annual incentive bonus in an amount of up to USD $250,000, to be earned and paid to you based on the achievement of two key performance indicators, established on an annual basis by the Founder in consultation with you, for each of calendar years 2024 and 2025, and a prorated portion thereof (i.e., $125,000) for the period from January 1, 2026 to June 30, 2026. Any annual incentive bonus you may receive will be payable within two and a half months following the end of the applicable performance period, and in no event later than March 15 of the following year.

5. Company Aircraft. During the Term, you may use Company aircraft and Company-leased aircraft (collectively, “Company Aircraft”) for business travel in North America, when necessary; provided that you will be required to reimburse the Company in an amount equivalent to a first class commercial fare for any passengers traveling with you on Company Aircraft for reasons other than business. Additionally, you will be entitled to use Company Aircraft for personal reasons for up to 36 hours per calendar year during the Term, and hereby acknowledge and agree that you will be solely responsible for any taxes incurred by you with respect to this benefit, provided that for 2023, the number of available hours shall be reduced by any hours of personal use under the 2021 Agreement during the period from January 1, 2023 to June 30, 2023.

6. Employee Benefits.

(a) General. To the extent permissible under applicable law and plan documents, in your new role, you will no longer be eligible to participate in any of the employee benefit plans and programs generally available to the Company’s other U.S.-based employees, as in effect from time to time.

(b) DB SERP and DC SERP. You currently participate in the Company’s defined benefit supplemental executive retirement plan for Management Committee Members of Domtar (“DB SERP”) and the defined contribution supplemental executive retirement plan for Designated Executives of the Company (“DC SERP”). To implement the provisions of paragraph 6(a), the following additional provisions shall apply to your participation in those plans:

(i) For the DB SERP, your accrued normal retirement benefit under the DB SERP, expressed in the normal form of annuity provided under the DB SERP, shall be calculated as of June 30, 2023 as if you had experienced a normal retirement on that date (the “Frozen DB SERP Benefit”). The amount of the Frozen DB SERP Benefit shall not thereafter be increased for any additional compensation or service after June 30, 2023. In accordance with terms of the DB SERP, the Frozen DB SERP Benefit shall be payable in the form of a single lump sum. Such lump sum value shall be determined as of June 30, 2023, based on the actuarial equivalence factors set forth in the DB SERP for distributions during 2023, and subsequently increased with interest between June 30, 2023 and the last day of the month preceding the month in which the lump sum benefit is paid. For the avoidance of doubt, the annual rate of interest to be applied to the lump sum value of the Frozen DB SERP Benefit shall be (i) for the portion of the Frozen DB SERP Benefit attributable to employment in Canada, the commuted value discount rates applicable for the month of June 2023 prescribed by the Canadian Institute of Actuaries; and (ii) for the portion of the Frozen DB SERP Benefit attributable to employment in the United States, the first segment rate specified under Internal Revenue Code Section 417(e) for the month of November 2022.

(ii) For the DC SERP, you will not be entitled to additional Annual Contribution Credits as defined under the DC SERP for years beginning during the Term. You will keep the ability to change notional investment funds for your DC SERP balances. In accordance with the terms of the DC SERP, your notional account under the DC SERP shall continue to reflect notional returns between June 30, 2023 and the last day of the month preceding the month in which the notional account benefit is paid.

(iii) For avoidance of doubt, the bona fide services and reduced time commitment contemplated by the 2023 Agreement shall not constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and as a result, payments to you of your vested benefits under the DB SERP and the DC SERP shall not be made until you experience a separation from service under Section 409A subject to the terms of those plans.

7. Expenses. During the Term, the Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this 2023 Agreement in accordance with the Company’s policies, practices and procedures.

8. Termination of Employment. Your employment with the Company shall automatically terminate on the last day of the Term. In addition, both you and the Company may choose to terminate your employment at any earlier time, for any or no reason and with or without Cause, upon three months’ prior written notice (the “Notice Period”). During the Notice Period, you will continue to receive your Base Salary and any additional compensation and benefits associated with your employment, as described in this 2023 Agreement. You shall not perform services for any other business or employer during that time. Additional terms and conditions are as follows.

(a) Termination by you. If you choose to voluntarily terminate your employment before the end of the Term by initiating the Notice Period, then the Company may elect, in its sole discretion, to place you on paid leave and suspend your duties and responsibilities for all or any part of such Notice Period. The Company may also elect to terminate your employment prior to the termination of the Notice Period and pay you the outstanding Base Salary for the balance of the Notice Period in a lump sum as soon as administratively practicable (not more than thirty days) after your termination.

(b) Termination by the Company. If the Company chooses to terminate your employment before the end of the Term by initiating the Notice Period, then in addition to receiving your Base Salary through the end of the Notice Period, you will be entitled to receive your target annual incentive bonus prorated based on the number of days you were employed during the applicable performance period, such pro rata amount to be paid as soon as administratively practicable (not more than thirty days) after your termination.

(c) No Other Payments; No Offset. Any benefits provided under this paragraph 8 includes any severance pay required by law and, except as expressly provided herein, is (i) in lieu of and not in addition to any severance or other benefits that may be payable under any applicable Domtar severance policy or similar arrangement in which you are or may be eligible to participate and (ii) payable to you in full satisfaction of all liabilities to you under this 2023 Agreement and any other claim you may have in conjunction with your termination of employment. These benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment following your termination of employment with the Company.

9. Previous Awards. Regardless of the reason for your termination, your rights and obligations with respect to any equity and/or incentive compensation awards granted to you prior to the execution of this 2023 Agreement, including the Long-Term Incentive Bonus provided under the 2021 Agreement (“Previous Awards”) shall be determined and governed solely by the terms of the plan and/or program documentation, including award agreements, pursuant to which the Previous Awards were granted (including for this purpose, the terms of the 2021 Agreement related to the Long-Term Incentive Bonus).

10. Restrictive Covenants. You acknowledge and agree that you are subject to, and required to comply with, the restrictive covenants set forth in the 2021 Agreement regarding Unauthorized Disclosure, Non-Competition, Non-Solicitation of Employees, and Non-Solicitation of Customers during the Term of the 2023 Agreement and thereafter, in accordance with the terms of the 2021 Agreement.

11. Other Agreements. You acknowledge and agree that you are subject to, and required to comply with, certain obligations set forth in the 2021 Agreement regarding the Return of Documents and Immigration Matters, as well as all policies and procedures of the Company, as modified from time to time, during and after the Term of the 2023 Agreement, as applicable. You will continue to be covered by your Indemnification Agreement with Domtar.

12. Representations and Warranties. You represent and warrant that all representations and warranties you have made with respect to your employment with the Company were true and correct when made and you are not subject to any agreements or restrictive covenants with any former employer or any other person or entity that would prevent your employment with or limit your ability to perform your duties for the Company.

13. Section 409A. Notwithstanding any provision to the contrary, all provisions of this 2023 Agreement are intended to be construed and interpreted to comply with Section 409A, to the extent applicable. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder. Any severance benefits provided under this 2023 Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and any remaining amount is intended to be exempt from Section 409A under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this 2023 Agreement that constitute deferred compensation subject to Section 409A will only be paid upon a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this 2023 Agreement is treated as a separate payment and in no event may you, directly or indirectly, designate the calendar year of any payment. No action or failure to act pursuant to this paragraph 13 shall subject the Company nor any affiliate thereof to any claim, liability or expense, and none of the Company nor any affiliate thereof shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A.

14. General Provisions.

(a) No provisions of this 2023 Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by both you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this 2023 Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party, other than as set forth expressly in this 2023 Agreement. The invalidity or unenforceability of any one or more provisions of this 2023 Agreement will not affect the validity or enforceability of any other provision of this 2023 Agreement, which will remain in full force and effect. This 2023 Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

(c) You agree that you will abide by and adhere to all laws and rules and regulations of the various regulatory and/or self-regulatory organizations of which the Company or any of its affiliates or related entities are members, as well as all internal rules, regulations, policies and codes of conduct that the Company has established.

(d) All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable U.S., Canadian or foreign, State, provincial or local laws or regulations.

(e) The validity, interpretation, construction and performance of this 2023 Agreement will be governed by the laws of the State of Delaware and, where applicable, the federal laws of the United States of America without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this letter to the substantive law of another jurisdiction. In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this 2023 Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. You may not assign this 2023 Agreement; however, the Company may assign this 2023 Agreement to any of its affiliates or successors.

(f) The parties have expressly requested that this 2023 Agreement be drafted in English. Les parties ont expressément requis que cette entente soit redigée en anglais.

If the foregoing accurately sets forth the terms of your continued employment with the Company, please so indicate by signing below and returning a signed copy of this 2023 Agreement to me.

Sincerely,

DOMTAR CORPORATION

By:	/s/ Peter Wardhana	/s/ Tom Shih
	Peter Wardhana	Tom Shih
	Authorized Signatory	Authorized Signatory

ACCEPTED AND AGREED as of this March 30, 2023

/s/ John D. Williams
John D. Williams

Exhibit A

Second Amended and Restated Employment Agreement

(already filed on March 10, 2022 as Exhibit 10.6 to Annual Report on Form 10-K)

Exhibit B

Permitted Third Party Service

-	Owens Corning – Public

-	Form Technologies – Private

-	Camp Blue Skies – Non Profit

-	Palisades Episcopal School – Non Profit

-	Charlotte Symphony Orchestra – Non Profit